Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 Fax (972) 367-3559

EXCO Resources Announces Additional Transactions That Reduce Debt

•	Issuing $109 Million Of 12.5% Senior Secured Second Lien Term Loans;

•	Repurchasing $252 Million Of Unsecured Notes For $109 Million;

•	Utilizing Full Second Lien Debt Capacity;

•	Preserving $125 Million Of Junior Lien Debt Capacity; and

•	Inclusive Of Previously Announced Transactions, Reducing Senior Unsecured Notes By $828 Million And Total Debt By $413 Million

DALLAS, TEXAS, November 2, 2015…EXCO Resources, Inc. (NYSE:XCO) (“EXCO” or the “Company”) today announced that it has entered into additional transactions (the “Additional Transactions”) as the Company continues to enhance its balance sheet as part of its ongoing strategic improvement plan (“Strategic Plan”).

EXCO has entered into agreements with certain unsecured noteholders (the “Noteholders”) pursuant to which the Noteholders have agreed to become additional lenders for an aggregate amount of $109 million under the Senior Secured Second Lien Term Loan entered into by EXCO on October 19, 2015 (the “Exchange Term Loan”) in exchange for the Company repurchasing $252 million of the Noteholders’ senior unsecured notes at an average price of 43% of principal amount. EXCO had previously exchanged senior unsecured notes at an average price of 51% of principal amount.

The Exchange Term Loan bears interest at a rate of 12.50% per annum and has a five-year maturity. EXCO and the Noteholders entered into agreements to repurchase approximately $175 million of its 7.50% Senior Unsecured Notes due 2018 (47% of the $374 million outstanding) and approximately $76 million of its 8.50% Senior Unsecured Notes due 2022 (26% of the $299 million outstanding). After the closing of the Transactions, EXCO will have $199 million and $223 million, respectively, of the 7.50% and 8.50% Senior Unsecured Notes outstanding.

The Transactions further demonstrate EXCO’s focus on enhancing its balance sheet. On October 26, 2015, EXCO closed on a series of transactions (the “October 26th Transactions”) that enhanced the Company’s liquidity and reduced debt that included:

•	Issuing $591 million of 12.5% Senior Secured Second Lien Term Loans;

•	Repurchasing $577 million of Unsecured Notes for $291 million; and

•	Amending the Credit Agreement.

EXCO anticipates that the Additional Transactions will further strengthen the Company’s financial position and, when combined with the October 26th Transactions, will significantly increase its financial flexibility to implement its Strategic Plan by:

•	Reducing total debt by $413 million, or 27%;

•	Maintaining $125 million of junior lien debt capacity for future exchanges;

•	Reducing the principal amount of outstanding senior unsecured notes by $828 million, or 66%;

•	Reducing the nearest unsecured debt maturity, due in 2018, by $551 million, or 73%;

•	Extending weighted average debt maturity from 3.6 to 4.8 years, representing a 33% improvement; and

•	Improving forward cash flow by $304 million.

Tables 1, 2 and 3 illustrate the pro forma impact of the October 26th Transactions and the pro forma as adjusted impact of the Additional Transactions if such transactions were completed on September 30, 2015.

Table 1: Capitalization Pro Forma for October 26th Transactions and Pro Forma As Adjusted for the Additional Transactions

September 30, 2015; mixed measures

Factors	Unit		Actual 9/30/15	Pro Forma 9/30/15	Pro Forma As Adjusted 9/30/15	Delta To Actual	% Delta To Actual
			a	b	c	c-a	(c-a)/a
Cash And Restricted Cash	$	MM	42	42	42	0	0
Credit Agreement (1)	$	MM	300	15	15	(285)	(95)
2nd Lien Term Loans	$	MM	0	591	700	700	N/M
2018 Senior Notes (2)	$	MM	750	374	199	(551)	(73)
2022 Senior Notes	$	MM	500	299	223	(277)	(55)
Total Senior Notes	$	MM	1,250	673	422	(828)	(66)
Total Debt	$	MM	1,550	1,280	1,137	(413)	(27)
Net Debt	$	MM	1,508	1,238	1,095	(413)	(27)
Weighted Average Debt Maturity (3)		Years	3.6	4.7	4.8	1.2	33

(1)	Estimated transaction fees funded by Credit Agreement borrowings.
(2)	Excludes unamortized discount.
(3)	For purposes of calculation, utilized six month duration for Credit Agreement.

Table 2: Estimated Change in Future Cash Flow (“CF”) Pro Forma As Adjusted for the Additional Transactions

15-22; $MM

Factors	Time Period	Change in Pro Forma As Adjusted Future CF
Reduction In Debt Principal Repayment	One Time	413
Reduction In Unsecured Notes Interest Expense	15-22	284
Addition Of Exchange 2nd Lien Interest Expense	15-20	(250)
Addition Of Estimated Transaction Fees	One Time	(15)
Addition Of Fairfax 2nd Lien Interest Expense Versus Credit Agreement Interest Expense	15-20	(128)
Change In Future Cash Flow	15-22	304

Table 3: Junior Lien Debt Capacity Pro Forma As Adjusted for the Additional Transactions

September 30, 2015; $MM

Factors	Unit		Pro Forma As Adjusted 9/30/15
Total Secured Debt Capacity	$	MM	1,200
Credit Agreement Borrowing Base	$	MM	(375)
Fairfax 2nd Lien Term Loan	$	MM	(300)
Exchange 2nd Lien Term Loan	$	MM	(400)
Remaining Junior Lien Capacity	$	MM	125

Credit Suisse Securities (USA) LLC acted as exclusive restructuring advisor to the Company.

The transactions are expected to close on November 4, 2015, subject to the satisfaction or waiver of customary closing conditions, and the senior unsecured notes repurchased will be cancelled by the trustee following customary settlement procedures.

Additional information about the transactions will be available in a Form 8-K to be filed by the Company in connection with the transactions described above.

About EXCO

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and Appalachia.

Additional information about EXCO Resources, Inc. may be obtained by contacting Chris Peracchi, EXCO’s Vice President of Finance and Investor Relations, and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: the closing of the transactions described herein, continued volatility in the oil and gas markets, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.